EXHIBIT 10.38

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), effective August 19, 2024 (“Effective Date”), is made between Data I/O Corporation, a Washington corporation (“Employer” or the “Company”), and William Wentworth (“Employee”). Employee and the Company are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

A. Employer is in the business (the “Business”) of providing data and security programming solutions for flash, flash-memory based intelligent devices and microcontrollers for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls, and other markets.

B. Employer desires to employ Employee as its President and Chief Executive Officer, in which capacity Employee has access to Employer’s Secrets (as hereinafter defined), and to obtain assurance that Employee will protect Employer’s Secrets and will not compete with Employer or solicit its customers or its other employees during the term of employment and for a reasonable period of time after termination of employment pursuant to this Agreement, and Employee is willing to agree to these terms.

C. Employee desires to be assured of the salary, bonus opportunity and other benefits in this Agreement and, as additional consideration, to obtain the equity interests that Employer is willing to grant.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the Parties agree as follows:

1. Employment. Employer employs Employee, and Employee has agreed to be employed as the Company’s President effective September 1, 2024, and Chief Executive Officer effective October 1, 2024. Employee reports to the Board of Directors of Employer. Changes may be made from time to time by Employer in its sole discretion to the duties, reporting relationships and title of Employee. Employee will devote Employee’s full time and attention to Employee’s duties to the Company. Employee will comply with all rules, policies and procedures of Employer as modified from time to time, including without limitation, rules and procedures set forth in any employee handbook, supervisor manual or operating manual applicable to Employee. Employee will perform all of Employee’s responsibilities in compliance with all applicable laws and will ensure that the operations that Employee manages are in compliance with all applicable laws. During Employee’s employment, Employee will not engage in any other business activity which, in the reasonable judgment of the Company, conflicts with the duties of Employee under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2. Term of Employment. The term of employment (“Term”) will not be for a definite period, but rather continue indefinitely until terminated in accordance with the terms and conditions of this Agreement.

3. Compensation and Equity Awards. For the duration of Employee’s employment under this Agreement, the Employee will be entitled to compensation which will be computed and paid pursuant to the following subparagraphs.

3.1 Base Salary. Employer will pay to Employee a base salary (“Base Salary”) at an annual rate of $347,000.00 (three hundred forty-seven thousand dollars and no/100), payable in installments (but in no event less than monthly), subject to withholdings and deductions as required or permitted by law. Employee’s Base Salary will be reviewed annually by Employer and may be adjusted in the sole discretion of Employer based on such review, but will not be reduced by Employer unless a material adverse change in the financial condition or operations of Employer has occurred or unless Employee’s responsibilities are altered to reflect less responsibility.

3.2 Management Incentive Compensation Plan. Employee shall be allowed to participate in the Company’s Management Incentive Compensation Plan (“MICP”) at a rate of 60% of Base Salary at target. MICP is calculated at the end of the fiscal year and is paid in the first quarter of the subsequent fiscal year.

3.3 Equity Compensation. Effective on the first day of Employee’s employment, equity awards will be made to Employee pursuant to the terms of the Data I/O Corporation 2023 Omnibus Incentive Compensation Plan. An inducement grant award of 200,000 shares of non-qualified options will be granted to Employee. These options have a four-year quarterly vesting period and a six year life term, and will be priced at the Fair Market Value (average of the high and low for the day) of Data I/O Corporation stock on the date of the grant. All other terms of any equity award will be as stated in the applicable equity award agreement.

3.4 Relocation and Temporary Living and Commuting Cost Reimbursement. Employee shall receive up to 12 months of relocation and temporary living and commuting costs covering up to $7,500 per month, which shall be paid to Employee upon the presentation of receipts for qualifying expenses to the Company. This relocation reimbursement may be extended for up to an additional 12 months at the discretion of the Company.

4. Other Benefits.

4.1 Certain Benefits. Employee is eligible to participate in all employee benefit programs described in the Company’s Team Member Handbook. Employee is eligible to participate in the Company’s 401(k) plan. Employee is eligible to participate in the Company’s Employee Stock Purchase Plan (“ESPP”) with February 1 and August 1 election start dates. Employee shall also be covered by the Company’s Directors and Officers insurance coverage as well as the Company’s standard indemnification agreement for Officers and Directors.

4.2 Vacations, Holidays and Expenses. For the duration of Employee’s employment hereunder, Employee will be provided such holidays and sick leave as Employer makes available to its management level employees generally and as may be required by law. Employee shall also be entitled to twenty (20) days of Personal Time Off (“PTO”), which Employee shall accrue at 6.67 hours per pay period. Employee shall be entitled to carry over no more than 80 hours of PTO from one calendar year to the next. Employer will reimburse Employee in accordance with company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder against appropriate receipts and vouchers indicating the specific business purpose for each such expenditure.

4.3 Right of Set-off. By accepting this Agreement, Employee consents to a deduction from any amounts Employer owes Employee from time to time (including amounts owed to Employee as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Employee by Employer), to the extent of the amounts Employee owes to Employer and to the extent allowed by law. Whether or not Employer elects to make any set-off in whole or in part, if Employer does not recover by means of set-off the full amount Employee owes it, calculated as set forth above, Employee agrees to pay immediately upon Employer’s demand, the unpaid balance to Employer.

5. Termination or Discharge:

5.1 By Employer For Cause, or by Employee for any Reason other than Good Reason in Conjunction With a Control Event. Employer will have the right to immediately terminate Employee’s services and this Agreement for Cause. “Cause” means the Employer’s belief that any of the following has occurred:

(i) any violation by Employee of any material obligation under this Agreement or any other written agreement between Employee and the Company;

(ii) any action or failure to act by Employee which causes the Company to incur significant monetary damages;

(iii) conviction for commitment of a felony;

(iv) any violation of law which has a material, adverse effect on the Company;

(v) habitual abuse of alcohol or a controlled substance;

(vi) theft or embezzlement from the Company;

(vii) repeated unexcused absence from work for reasons unrelated to short-term illnesses;

(viii) the failure by Employee substantially to achieve personal performance goals reasonably established by the board of directors or any officer to whom he/she reports other than where such failure is substantially attributable to factors beyond control of Employee;

(ix) Disability of Employee (as defined below); and

(x) repeated failure or refusal by Employee to carry out the reasonable directives, orders or resolutions of the Company's Board of Directors or any officer to whom he/she reports.

"Disability" shall mean any physical, mental or other health condition which substantially impairs Employee's ability to perform his/her assigned duties for ninety (90) days or more in any one hundred eighty (180) day period or that can be expected to result in death. Any disagreement as to whether Employee is disabled shall be resolved by a physician selected by the Company after an examination of Employee. Employee hereby consents to such physical examination and to the examination of all medical records of Employee necessary, in the judgment of the examining physician, to make the determination of Disability.

Upon termination of Employee’s employment hereunder 1) for Cause; or 2) upon the death or disability of Employee; or 3) upon Employee terminating Employee’s Employment for any reason at any time other than Good Reason during the Window (defined below), Employee will have no rights to any unvested benefits or any other compensation or payments after the termination date or the last day of the month in which Employee’s death or disability occurred, respectively.

5.2 By Employer Without Cause and Not in Conjunction With a Control Event. Employer may terminate Employee’s employment under this Agreement without Cause and not within the “Window.” The “Window” is the period commencing ninety (90) days prior to the date of occurrence (the "Event Date") of a Control Event (defined below) and ending on the first anniversary of the Event Date. If the Company terminates Employee’s Employment without Cause outside of the Window, Employee shall be entitled to 12 months of continued pay at Employee’s then current Base Salary (the “Severance”), less applicable taxes and withholding, provided, however, that Employee shall only be entitled to such Severance if Employee first signs (and then Employee does not rescind, as may be permitted by law) a general release of claims in favor of Employer, in a form chosen by Employer in its sole reasonable discretion, within 21 days of being provided such general release of claims by Employer. Such release of claims shall not require Employee to release claims relating to vested employee benefits or payments due under the terms of such release of claims agreement. Any Severance shall be paid at the usual and customary pay intervals of Employer and will be subject to all appropriate deductions and withholdings. Upon termination, Employee will have no rights to any unvested benefits or any other compensation or payments except as stated in this paragraph.

5.3 By Employer Without Cause and in Conjunction with a Control Event, or By Employee for Good Reason and in Conjunction with a Control Event. Employer may terminate Employee’s employment under this Agreement without Cause during the Window.

(i) If the Company terminates Employee’s Employment without Cause during the Window (a “Control Event Termination”), or if Employee terminates Employee’s Employment for Good Reason during the Window (also a “Control Event Termination”), Employee shall be entitled to the Control Event Severance described below, less applicable taxes and withholding, as well as Employee’s expenses incurred, up to Twenty Thousand Dollars ($20,000), for outplacement services or other job search expenses. provided, however, that Employee shall only be entitled to such Control Event Severance and outplacement reimbursement if Employee first signs (and then Employee does not rescind, as may be permitted by law) a general release of claims in favor of Employer, in a form chosen by Employer in its sole reasonable discretion, within 21 days of being provided such general release of claims by Employer. Such release of claims shall not require Employee to release claims relating to vested employee benefits or payments due under the terms of such release of claims agreement. Any Control Event Severance shall be paid at the usual and customary pay intervals of Employer and will be subject to all appropriate deductions and withholdings. Upon termination, Employee will have no rights to any unvested benefits or any other compensation or payments except as stated in this paragraph.

(ii) If the Control Event Termination occurs prior to the Control Event, the Control Event Severance shall be due on the fifth (5th) day following the Event Date; if such termination occurs on or subsequent to the Event Date, the Control Event Severance shall be due on the twentieth (20th) business day following the date of termination (the "Termination Date") or at a later date in order to comply with the provisions of Section 409A of the Internal Revenue Code to the extent the Control Event Severance would constitute deferred compensation under Section 409A, including delaying the payment until the date that is six months and one day following separation from service if the Employee is a “specified employee” within the meaning of Section 409A at the time of his separation from service. Outplacement expenses under this Section 5.3 must be incurred and shall be paid no later than December 31st of the second calendar year following the calendar year of the Employee’s termination of employment. For purposes of this Agreement, termination from employment shall mean a “separation from service” as defined under the default rules under the final Section 409A regulations.

(iii) The Control Event Severance shall be calculated using the following formula:

[(B-A)/365] x (C + D) where:

A = the number of days of continued full-time employment of Employee by the Company following the Event Date

B = 1 x 365

C = Employee’s annual base salary as of the Termination Date

D = the average of all cash bonuses that Employee received or is entitled to receive regarding the three most recent fiscal years of the Company during which Employee was employed by the Company in his or her current position for the entire year;

provided however, that unless the Company, its successors or assigns gives Employee six (6) months advance written notice of termination, the Severance Payment shall not be less than the amount computed as follows: (0.5) x (C + D).

(iv) Notwithstanding anything to the contrary contained in any agreement relating to an outstanding Award issued under the Company's 2023 Data I/O Corporation Omnibus Incentive Compensation Plan (the “2023 Data I/O Stock Plan”) or any provisions contained in the 2023 Stock Plan, if Employee is subject to an Involuntary Termination within one year following a Change in Control, then all outstanding Awards held by Employee that have not become vested previously shall become fully vested (or exercisable in full) upon such Involuntary Termination, for a period of ninety (90) days commencing on the effective date of such Involuntary Termination, or if shorter, the remaining term of the Award, whether or not the vesting requirements set forth in the Award agreement have been satisfied. The terms “Award,” “Change in Control,” and “Involuntary Termination,” when used in this section 5.3(iv), shall each have the respective meaning defined therefor in the 2023 Data I/O Stock Plan.

5.4 Definition of Good Reason. Each of the following shall constitute "Good Reason", provided that it occurs during the Window, and provided further that Employee must provide notice to the Company within sixty (60) days of the existence of such condition and the Company will have thirty (30) days from receipt of such notice to remedy the condition. If the condition is not remedied within such thirty (30) day period, the following conditions will constitute “Good Reason”:

(i) the material diminution of Employee's position, duties, responsibilities or status with the Company or its successor, as compared with the position, duties, responsibilities or status of Employee with the Company immediately prior to the Event Date, except in connection with the termination of Employee for Cause;

(ii) the Company's failure to obtain an assumption of the obligations of the Company to perform this Agreement by any successor to the Company;

(iii) any material reduction in Employee's base salary, or a material reduction in benefits payable to Employee or failure of the Company to pay Employee any earned salary, bonus or benefits except with the prior written consent of Employee;

(iv) the exclusion or limitation of Employee from participating in some form of variable compensation plan which provides the Employee the opportunity to achieve a level of total compensation (base salary plus variable compensation) consistent with what the Employee had the opportunity to earn at the Event Date; or

(v) any demand by any director or officer of the Company that Employee take any action or refrain from taking any action where such action or inaction, as the case may be, would violate any law, rule, regulation or other governmental pronouncement, court order, decree or judgment, or breach any agreement or fiduciary duty.

5.5 Definition of Control Event. For purposes of this Agreement, a “Control Event” shall mean the occurrence of any of the following events:

(i) when any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, a subsidiary thereof or an employee benefit plan of the Company, including any trustee of such plan acting as trustee) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or

(ii) the approval by the Company's shareholders (or, if later, approval by the shareholders of any Person) of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than fifty percent (50%) of the outstanding shares of Common Stock into securities of any Person, or cash, or property, or a combination of any of the foregoing.

5.6 Return of Company Property, Documents, and Materials. Upon termination of this Agreement for any reason or upon request of the Company, Employee shall deliver to the Company all property, documents and materials pertaining to the Company’s business including, but not limited to, memoranda, notes, records, drawings, manuals, disks, copies, representations, extracts, summaries and analyses, all inventory, demonstration units, and any other property, documents or media of the Company, and all equipment belonging to the Company, including but not limited to corporate cards, access cards, office keys, office equipment, laptop and desktop computers, cell phones and other wireless devices, thumb drives, and all other media storage devices.

6. Restrictive Covenants.

6.1 Non-Competition. During Employee's employment, Employee will not, directly or indirectly, on Employee's own behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice or services to, any enterprise (including, without limitation, any corporation, partnership, proprietorship, or other venture) which competes with the Company. Furthermore if Employee receives the Severance or the Control Event Severance (as defined above), until the first anniversary of the Termination Date (as defined above), Employee will not in any capacity directly or in-directly engage in, assist others to engage in or own a material interest in any business or activity that is, or is preparing to be, in competition with the Company with respect to any product or service sold or service provided by the Company up to the time of termination of employment in any geographical area in which at the time of termination of employment such product or service is sold or actively is engaged in.

6.2 Non-Solicitation. Employee agrees to the following non-solicitation covenants during Employees employment with the Company and for one (1) year after employment is terminated for any reason by either party:

(i) Customer Non-Solicitation. Employee shall not, whether directly or indirectly, solicit, communicate with or otherwise contact any of the Company’s customers with whom Employee had material contact during Employee’s employment with the Company, for the purpose of conducting any business with them which is substantially similar to the business conducted or anticipated to be conducted by the Company during Employee’s employment with the Company. “Material contact” means (a) actual contact with customers—such as through the provision of services or sales visits or calls—(b) coming to know confidential information about a Company customer—such as by obtaining pricing and sales information, or (c) directing or coordinating other employees in calling, servicing, or soliciting customers.

(ii) Employee Non-Solicitation. Employee shall not, directly or indirectly, solicit or induce—or encourage another entity or person to solicit or induce—any person employed by the Company or any person retained by the Company as an independent contractor with the Company to terminate an employment relationship or contract with the Company or to obtain employment with another entity or person besides the Company.

(iii) Interference with Business. Employee shall not, whether directly or indirectly, undertake any act with the intent to disrupt, impair or interfere with the business of the Company in any way, whether by way of interfering with or disrupting its relationships with customers, agents, representatives, contractors, or suppliers, or otherwise.

6.3 Protectable Interests. Employee acknowledges and agrees that (1) complying with the restrictions contained in this Section 6 of this Agreement will not prevent Employee from earning a living, and (2) such restrictions are necessary and reasonable (including, without limitation, with respect to geographic scope and duration) to protect the Company’s valid interests (including, without limitation, relationships with customers, goodwill, the protection trade secrets and other of Confidential and Proprietary Information, protection from unfair competition, and other protectable interests).

7. Confidential Information and Trade Secrets.

7.1 Employee acknowledges that the Company's business and future success depends on the preservation of the trade secrets and other confidential information of the Company and its suppliers and customers (the "Secrets"). The Secrets may include, without limitation, the intellectual property of the Company, existing and to-be-developed or acquired product designs, new product plans or ideas, market surveys, the identities of past, present or potential customers, business and financial information, pricing methods or data, terms of contracts with present or past customers, proposals or bids, marketing plans, personnel information, procedural and technical manuals and practices, servicing routines, and parts and supplier lists proprietary to the Company or its customers or suppliers, and any other sorts of items or information of the Company or its customers or suppliers which are not generally known to the public at large. Employee agrees to protect and to preserve as confidential during and after the term of his/her employment all of the Secrets at any time known to Employee or in his/her possession or control (whether wholly or partially developed by Employee or provided to Employee, and whether embodied in a tangible medium or merely remembered).

7.2 Nothing in this Agreement shall be interpreted to prohibit Employee from disclosing or discussing conduct that Employee reasonably believes to be illegal harassment, illegal discrimination, illegal retaliation, wage and hour violations, or sexual assault, that is recognized as illegal under state, federal, or common law, or that is recognized as against a clear mandate of public policy, occurring in the workplace, at work-related events coordinated by or through the employer, between employees, or between an employer and an employee, whether on or off the employment premises. Employee acknowledges that certain whistleblower laws permit Employee to communicate directly with governmental or regulatory authorities, including communications with the U.S. Securities and Exchange Commission about possible securities law violations, without the Company’s permission or notification, and that the Company will not consider such communications to violate this or any other agreement between Employee and the Company or any Company policy. Employee acknowledges that under the U.S. Defend Trade Secrets Act of 2016, Employee will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal.

7.3 Employee shall mark all items containing any of the Secrets with prominent confidentiality notices acceptable to the Company. Employee shall neither use nor allow any other person to use any of the Secrets in any way, except for the benefit of the Company and as directed by Employee's supervisor. All material containing or disclosing any portion of the Secrets shall be and remain the property of the Company, shall not be removed from the Company's premises without specific consent from an officer of the Company, and shall be returned to the Company upon the termination of Employee's employment or the earlier request Employee's supervisor. At such time, Employee shall also assemble all materials in his possession or control which contain any of the Secrets, and promptly deliver such items to the Company.

8. Authority and Non-Infringement. Employee warrants that any and all items, technology, and intellectual property of any nature developed or provided by Employee under this Agreement and in any way for or related to the Company will be original to Employee and will not, as provided to the Company or when used and exploited by the Company and its contractors and customers and its and their successors and assigns, infringe in any respect on the rights or property of Employee or any third party. Employee will not, without the prior written approval of the Company, use any equipment, supplies, facilities, or proprietary information of any other party. Employee warrants that Employee is fully authorized to enter into employment with the Company and to perform under this Agreement, without conflicting with any of Employee's other commitments, agreements, understandings or duties, whether to prior employers or otherwise. Employee will indemnify the Company for all losses, claims, and expenses (including reasonable attorneys' fees) arising from any breach of by him/her of this Agreement.

9. Work Product and Copyrights. Employee agrees that all right, title and interest in and to the materials resulting from the performance of Employee’s duties at Employer and all copies thereof, including works in progress, in whatever media, (the “Work”), will be and remain in Employer upon their creation. Employee will mark all Work with Employer’s copyright or other proprietary notice as directed by Employer. Employee further agrees:

9.1 To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law, and that Employer will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of such copyright; and

9.2 If any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that Employee hereby assigns and agrees to assign to Employer, without further consideration, all right, title and interest in and to such Work or in any such portion of such Work and any copyright in such Work and further agrees to execute and deliver to Employer, upon request, appropriate assignments of such Work and copyright in such Work and such other documents and instruments as Employer may request to fully and completely assign such Work and copyright in such Work to Employer, its successors or nominees, and that Employee appoints Employer as attorney-in-fact to execute and deliver any such documents on Employee’s behalf in the event Employee should fail or refuse to do so within a reasonable period following Employer’s request.

10. Inventions and Patents. For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether protectable or not, and whether or not conceived or made during work hours. Employee agrees that all Inventions conceived or made by Employee during the period of employment with Employer belong to Employer, provided they grow out of Employee’s work with Employer or are related in some manner to the Business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies. Accordingly, Employee:

10.1 Will make adequate written records of such Inventions, which records will be Employer’s property;

10.2 Does hereby assign to Employer any rights Employee may have to such Inventions for the U.S. and all foreign countries;

10.3 Will waive and agree not to assert any moral rights Employee may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and

10.4 Will assist Employer (at Employer’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

Employee understands and agrees that Employer or its designee will determine, in its sole and absolute discretion, whether an application for patent will be filed on any Invention that is the exclusive property of Employer, as set forth above, and whether such an application will be abandoned prior to issuance of a patent.

Employee further agrees that Employee will promptly disclose in writing to Employer during the term of Employee’s employment and for one (1) year thereafter, all Inventions whether developed during the time of such employment or thereafter (whether or not Employer has rights in such Inventions) so that Employee’s rights and Employer’s rights in such Inventions can be determined. Except as set forth on an initialed Exhibit B (List of Inventions) to this Agreement, if any, Employee represents and warrants that Employee has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the Business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement. If no such Exhibit B is attached, Employee represents and warrants that no such Inventions exist.

NOTICE: Pursuant to Washington law, this Section 10 does not apply to Inventions for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Employee’s own time, unless: (a) the Invention relates (i) directly to the business of Employer or (ii) to Employer’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Employee for Employer.

11. Remedies. Notwithstanding other provisions of this Agreement regarding dispute resolution, Employee agrees that Employee’s violation of any of Sections 6, 7, 8, 9 or 10 of this Agreement would cause Employer irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Employee from violation of the terms of this Agreement, upon any breach or threatened breach of Employee of the obligations set forth in any of Sections 6, 7, 8, 9 or 10. The preceding sentence shall not be construed to limit Employer from any other relief or damages to which it may be entitled as a result of Employee’s breach of any provision of this Agreement, including Sections 6, 7, 8, 9 or 10. Employee also agrees that a violation of any of Sections 6, 7, 8, 9 or 10 would entitle Employer, in addition to all other remedies available at law or equity, to recover from Employee any and all funds, including, without limitation, wages, salary and profits, which will be held by Employee in constructive trust for Employer, received by Employee in connection with such violation.

12. Dispute Resolution. Except for the right of Employer and Employee to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to Employee’s employment or the provisions of this Agreement shall be resolved in accordance with this Section 12 regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Washington Minimum Wage Act, and the Washington Law Against Discrimination. Nothing in this provision is intended to restrict Employee from submitting any matter to an administrative agency with jurisdiction over such matter.

12.1 Mediation. Employer and Employee will make a good faith attempt to resolve any and all claims and disputes by submitting them to mediation in Seattle, Washington before resorting to arbitration or any other dispute resolution procedure. The mediation of any claim or dispute must be conducted in accordance with the then-current JAMS procedures for the resolution of employment disputes by mediation, by a mediator who has had both training and experience as a mediator of general employment and commercial matters. If the Parties to this Agreement cannot agree on a mediator, then the mediator will be selected by JAMS in accordance with JAMS’ strike list method. Within thirty (30) days after the selection of the mediator, Employer and Employee and their respective attorneys will meet with the mediator for one mediation session of at least four hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either Employer or Employee may give the mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. The mediator’s fees will be paid in equal portions by Employer and Employee, unless Employer agrees to pay all such fees.

12.2 Arbitration. If any claim or dispute has not been resolved in accordance with Section 12.1, then the claim or dispute will be determined by arbitration in accordance with the then-current JAMS employment arbitration rules and procedures, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of general employment and commercial matters and who is and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If Employer and Employee cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 15 of the JAMS employment arbitration rules and procedures. No person who has served as a mediator under the mediation provision, however, may be selected as the arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to the dispute resolution provisions in Section 12 and the arbitrator may award any relief permitted by law. The arbitrator must base the arbitration award on the provisions of Section 12 and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under Section 12.2. The arbitrator’s fees will be paid in equal portions by Employer and Employee, unless Employer agrees to pay all such fees.

13. Fees Related to Dispute Resolution. Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation or dispute relating to the interpretation or enforcement of this Agreement.

14. Disclosure. Employee agrees fully and completely to reveal the terms of this Agreement to any future employer or potential employer of Employee and authorizes Employer, at its election, to make such disclosure.

15. Representation of Employee. Employee represents and warrants to Employer that Employee is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Employee’s performance of the covenants, services and duties provided for in this Agreement. Employee agrees to indemnify Employer and to hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Employee that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

16. Conditions of Employment. Employer’s obligations to Employee under this Agreement are conditioned upon Employee’s timely compliance with requirements of the United States immigration laws.

17. Assignability. During Employee’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer may assign its rights and obligations under this Agreement without Employee’s consent to a successor by sale, merger or liquidation, if such successor carries on the Business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation. This Agreement is binding upon Employee, Employee’s heirs, personal representatives and permitted assigns and on Employer, its successors and assigns.

18. Notices. Any notices required or permitted to be given hereunder are sufficient if in writing and delivered by hand, by facsimile, by registered or certified mail, or by overnight courier, to Employee at 8 Dyer Avenue, Salem, NH 03079 or to the Chair of the Board of Employer at 6645 185th Avenue NE, #100, Redmond, Washington 98052 (corporate address). Notices shall be deemed to have been given (i) upon delivery, if delivered by hand, (ii) seven days after mailing, if mailed, (iii) one business day after delivery, if delivered by courier, and (iv) one business day following receipt of an appropriate electronic confirmation, if by facsimile.

19. Severability. If any provision of this Agreement, or portion of any provision of this Agreement, or compliance by any of the Parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. The Parties shall engage in good faith negotiations to modify and replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the Parties.

20. Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

21. Governing Law. Except as provided in Section 11 above, the validity, construction and performance of this Agreement shall be governed by the laws of the State of Washington without regard to the conflicts of law provisions of such laws.

22. 409A Savings Clause. The Parties intend that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code (“Section 409A”), and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed. If the Parties are unable to agree on a mutually acceptable amendment, the Company may, without Employee’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Section 409A.

23. Section 280G. Notwithstanding any other provision of this Agreement to the contrary, in the event that the benefits provided for herein or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Code Section 280G, and (ii) but for this paragraph, would be subject to the excise tax imposed by Code Section 4999, then, Employee’s payments and benefits shall be payable either (A) in full, or (B) as to such lesser amount which would result in no portion of such benefits being subject to the excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of payments and benefits under this Agreement and otherwise, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. Any reduction shall be made in the following manner: (I) first, a pro rata reduction of (1) cash payments subject to Code Section 409A as deferred compensation and (2) cash payments not subject to Code Section 409A, and (II) second, a pro rata cancellation of (1) equity-based compensation subject to Code Section 409A as deferred compensation and (2) equity-based compensation not subject to Code Section 409A. Reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits which are subject to Code Section 409A and benefits which are exempt from Code Section 409A. Unless the Company and Employee otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants or other reputable independent firm specializing in Section 280G calculations or analysis, in each case as reasonably acceptable to Employee (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph. In addition to the foregoing, if immediately prior to the consummation of the transaction, the Company’s stock is not readily tradable on an established securities market and Employee agrees to waive that portion of any payments or benefits that exceeds one dollar ($1.00) less than three times Employee’s “base amount” (as determined in accordance with Treasury Regulation Section 1.280G-1), the Company shall use its commercially reasonable efforts to solicit (in a manner which satisfies all applicable requirements of Code Section 280G(b)(5)(B) and the Treasury Regulations thereunder) the approval by such number of stockholders of the Company satisfying the same.

24. Counterparts. This agreement may be executed in counterpart in different places, at different times and on different dates, and in that case all executed counterparts taken together collectively constitute a single binding agreement.

25. Costs and Fees Related to Negotiation and Execution of Agreement. Each Party shall be responsible for the payment of its own costs and expenses, including legal fees and expenses, in connection with the negotiation and execution of this Agreement. Neither Party will be liable for the payment of any commissions or compensation in the nature of finders' fees or brokers' fees, gratuity or other similar thing or amount in consideration of the other Party entering into this Agreement to any broker, agent or third party acting on behalf of the other Party.

26. Entire Agreement. This instrument contains the entire agreement of the Parties with respect to the relationship between Employee and Employer and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Employee’s employment. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification will be signed by either the Chair of the Board of Employer or the Vice President and CFO of Employer, after approval of the Chair of the Board of Employer.

IN WITNESS WHEREOF, the Parties have duly signed and delivered this Agreement as of the day and year first above written.

EMPLOYER

DATA I/O CORPORATION:

By /s/ Gerald Y. Ng

Title: Vice President and CFO

EMPLOYEE

/s/ William Wentworth

Print Name: /s/ William Wentworth

EXHIBIT A

INITIAL DUTIES AND RESPONSIBILITIES

Role is responsible for providing strategic financial and operational leadership for the company, specifically overseeing the sales organization and leaning on other executive leaders in the organization for oversight of finance, engineering, manufacturing, and other key functions. Most importantly, the CEO will be a people-oriented and effective leader with the desire to drive growth and expand the business beyond traditional methods.

Responsibilities and Duties

•	Plan, develop, implement and direct the organization’s operational and fiscal function and performance.
•	Work closely with the Board of Directors, making recommendations on business strategy and plans, and ensuring such strategies align with the objectives of the company.
•	Partner with the CFO, to analyze the effectiveness of long-term growth initiatives, planning, new strategies and regulatory actions.
•	Plan and guide the implementation of policies and procedures that will increase the financial and operational effectiveness of the company.
•	Answer to the Board of Directors as well as company shareholders regarding the financial performance and strategic plan of the company.
•	Effectively communicate and establish credibility throughout the organization and with the Board of Directors.
•	Work to develop and carry out sound solutions to business challenges.
•	Provide guidance to, and manage, others in executive leadership roles.
•	Optimize the handling of banking relationships and work closely with the CFO to foster and grow strategic financial partnerships.
•	Provide strategic input and leadership on the evaluation of potential mergers, acquisitions or partnerships.
•	Partner with other executive leaders on contract development & management.
•	Act as a corporate representative and negotiator with key business partners.

Preferred Qualifications and Skills

•	Degree in business, engineering, finance or related discipline from an accredited university.
•	15+ years of senior executive management experience with a track record of success.
•	Industry experience related to manufacturing, software, and hardware development.
•	Public company experience
•	Multinational exposure and capital markets experience, preferred.
•	Hands-on, highly effective, results-driven, efficient and detail-oriented
•	Excellent people skills with ability to work with a dynamic leadership team

Location - The CEO will be based at the corporate headquarters but will allow for appropriate travel.

EXHIBIT B

LIST OF INVENTIONS